Putnam Tax Free High Yield Fund Semiannual Report
1/31/15

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1

Class A     18,527
Class B        245
Class C      1,183
Class M        177

72DD2

Class Y      2,321


73A1

Class A   0.283825
Class B   0.245086
Class C   0.235664
Class M   0.267107

73A2

Class Y	  0.298377


74U1

Class A   65,029
Class B      994
Class C    5,199
Class M      680

74U2

Class Y   10,985


74V1

Class A   12.76
Class B   12.78
Class C   12.79
Class M   12.76

74V2

Class Y	  12.80

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.